EXHIBIT 8.1

July 13, 2004

Community Bancorp Inc. 900 Canterbury Place, Suite 300 Escondido, CA 92025	JILL E. DARROW jill.darrow@kmzr.com 212.940.7113 212.940.3885 fax

Cuyamaca Bank, N.A. 9955 Mission Gorge Road Santee, CA 92071

Gentlemen:

We have acted as special counsel to Community Bancorp Inc., a registered bank holding company organized under the laws of the State of Delaware (the “Company”), in connection with the merger (the “Merger”), pursuant to an Agreement of Merger and Plan of Reorganization dated June 28, 2004 (the “Reorganization Agreement”), of Cuyamaca Bank, N.A. (“Cuyamaca”), a national banking association organized under the laws of the United States, with and into Community National Bank, a national banking association organized under the laws of the United States (the “Bank”) that is a wholly owned subsidiary of the Company. In the Merger, at least 50% of the shares of Cuyamaca common stock will be exchanged solely for voting stock of the Company. This opinion is being delivered in connection with the filing by the Company and Cuyamaca of a Joint Proxy Statement with the Securities and Exchange Commission (the “SEC”) on or about the date hereof (the “Joint Proxy Statement”), and with the Company’s filing of a Registration Statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, with the SEC on or about the date hereof (the “Registration Statement”).

We have reviewed the Reorganization Agreement, the Registration Statement, the form of agreement of merger to be entered into with respect to the Merger, the Certificate of the Bank, the Company and Cuyamaca setting forth customary representations as to certain matters relating to each of them and their shareholders, and such other materials as we have deemed necessary or appropriate to review as a basis for our opinion. In addition, we have made such investigations of law as we have deemed appropriate as a basis for our opinion.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; that the Merger will be duly and validly authorized and approved; that the Merger will be consummated in accordance with the Reorganization Agreement, the Joint Proxy Statement and the Registration Statement,

Community Bancorp Inc.

Cuyamaca Bank, N.A.

July 13, 2004

and that none of the terms and conditions contained therein will be waived or modified in any respect; the accuracy (as of the date hereof and as of the effective date of the Merger (the “Effective Date”), respectively) of all facts, representations and factual information set forth in the documents referenced herein; and that the parties to the transaction will report the federal income tax and financial accounting consequences of the Merger consistent with the Reorganization Agreement and the conclusions set forth below.

Based upon the foregoing, and in reliance thereon, it is our opinion that, under current U.S. federal income tax law:

(1)	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	No gain or loss will be recognized by the Bank, the Company or Cuyamaca in the Merger.

(3)	No gain or loss will be recognized by the shareholders of Cuyamaca upon their receipt of Company common stock in exchange for their shares of Cuyamaca common stock in the Merger.

(4)	The tax basis of Company common stock received by Cuyamaca shareholders who elect to receive only Company stock in the Merger will be the same as the tax basis of the shares of Cuyamaca common stock surrendered by them in exchange therefor.

(5)	The holding period of Company common stock received by Cuyamaca shareholders in the Merger will include the holding period of the Cuyamaca common stock surrendered by them in exchange therefor, provided that the shareholder holds such Cuyamaca common stock as a capital asset on the Effective Date.

(6)	The statements made under the caption “Material Federal Income Tax Consequences” in the Joint Proxy Statement are correct in all material respects as of the date hereof insofar as they involve matters of U.S. federal income tax law.

In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America. Our opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Community Bancorp Inc.

Cuyamaca Bank, N.A.

July 13, 2004

Except for the conclusions set forth above, we are expressing no opinions as to any other aspects (tax or legal) of the transactions contemplated by the Reorganization Agreement and the documents referenced herein.

We hereby consent to the use of our name under the caption “Material Federal Income Tax Consequences” in the Joint Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very	truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN

By:	/S/ JILL DARROW